Exhibit 99.1


                     SIMTEK ANNOUNCES REVENUE TO EXCEED HIGH
                     END OF GUIDANCE FOR THIRD QUARTER 2006


     o    New Orders Exceeded $11 Million in the Third Quarter

     o    Investor Conference Call to be Held October 26th

COLORADO SPRINGS, Colorado- October 11, 2006 - Simtek Corporation (OTC Bulletin
Board: SMTE), the inventor, pioneer, and world's leading supplier of monolithic nonvolatile static random access memory (nvSRAM) integrated circuits, announced today that product revenues for the quarter ended September 30, 2006 are expected to be in excess of $8.0 million which exceeds the high end of guidance previously given of $7.5 million to $8.0 million.

New orders for the quarter exceeded $11 million resulting in excellent revenue in the third quarter and establishing a solid backlog of orders to achieve previously guided revenue in the fourth quarter of 2006 of between $9.0 million and $9.3 million. As of the beginning of the fourth quarter, backlog of orders scheduled to ship in the fourth quarter stands at approximately $7 million.

The Company remains on track to achieve profit on a pro-forma basis (GAAP Net Income minus the amortization of the ZMD transaction and expensing of stock options) for the third quarter and on a GAAP basis for the fourth quarter.

The investor conference call for third quarter 2006 will be held on Thursday, October 26th, 2006, at 10:00am EDT. Further details will be provided at a later date.

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.



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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com